UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

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☐  Soliciting Material Pursuant to §240.14a-12

Avalon Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 29, 2008

Dear Avalon Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at our headquarters at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876, on Wednesday, June 4, 2008 at 9:30 a.m. (Eastern Time). Information about the meeting, the nominees for directors and the proposals to be considered are presented in the Notice of Annual Meeting of Stockholders and the Proxy Statement on the following pages.

In addition to the formal items of business to be brought before the meeting, I will report on our operations during 2007. This will be followed by a question and answer period.

Your participation in Avalon’s affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

We look forward to seeing you on June 4th.

Sincerely,

/s/ Kenneth C. Carter
Kenneth C. Carter
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 4, 2008

The Annual Meeting of Stockholders (“Annual Meeting”) of Avalon Pharmaceuticals, Inc. (“we”, “our”, “us”, “Avalon” or the “Company”) will be held at the Company’s headquarters at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876 on Wednesday, June 4, 2008 at 9:30 a.m. (Eastern Time), for the following purposes:

1. To elect six (6) directors to serve on the Company’s Board of Directors for a term of one year and until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 18, 2008 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders as of the record date will be open for examination during the Annual Meeting.

Your attention is directed to the Proxy Statement submitted with this Notice. This Notice is being given at the direction of the Board of Directors.

By Order of the Board of Directors,

/s/  Thomas G. David
Thomas G. David
Corporate Secretary

Germantown, Maryland 20876
April 29, 2008

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person if you wish, even if you have previously returned your proxy.

AVALON PHARMACEUTICALS, INC.
20358 Seneca Meadows Parkway
Germantown, Maryland 20876

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2008

PROXIES AND VOTING AT THE ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting. This Proxy Statement, the accompanying proxy card and Avalon’s Annual Report on Form 10-K are being mailed to stockholders on or about May 3, 2008. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Recommendations of the Board of Directors

Avalon’s Board of Directors recommends that you vote “FOR” each of the nominees of the Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on April 18, 2008 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting. On the record date, there were 17,033,441 outstanding shares of Avalon common stock, $0.01 par value per share. Each share is entitled to one vote. Stockholders do not have cumulative voting rights.

Quorum Requirement

The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a “broker non-vote”).

Voting of Proxies and Vote Required

Since many Avalon stockholders are unable to attend the Company’s Annual Meeting, our Board of Directors is soliciting proxies to be voted at the Annual Meeting to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. In addition to the use of the mail, we may solicit proxies in person, by telephone, facsimile, wire or other electronic means. We will bear the cost of soliciting these proxies. We will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. We are asking you to designate Dr. Kenneth C. Carter (Chief Executive Officer and President) and Mr. Thomas G. David (Senior Vice President of Operations, General Counsel and Corporate Secretary), and/ or either of them, as your proxies.

Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, then sign, date and return the card in the enclosed, stamped envelope.

When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting and any adjournment thereof as directed by the stockholder. If no direction is indicated by the stockholder, such shares will be voted “FOR” the election of directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The proxies will be voted “FOR” or “AGAINST” such other matters as may properly come before the meeting at the discretion of the proxy holders.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Corporate Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting. If common stock owned by a stockholder is registered in the name of more than one person, each such person should sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment. Any beneficial owner of shares of common stock as of the record date who intends to vote such shares in person at the Annual Meeting must obtain a legal proxy from the record owner and present such proxy at the Annual Meeting in order to vote such shares.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to elect the directors. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and voting on the matter is required with respect to the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. With respect to the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, abstentions will have no effect on the proposals and will be counted only for purposes of determining whether there is a quorum. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

Attendance at Annual Meeting

To ensure the availability of adequate space for Avalon stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company’s stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request a copy of the report of the proceedings of the meeting from the Corporate Secretary.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors, each with a term expiring at the Annual Meeting. A Board of six directors is to be elected at the Annual Meeting, each director so elected to hold office until his successor is duly elected and qualified. Each of the nominees is currently a director of the Company, and each of the nominees has informed the Board that he is seeking re-election.

The Board of Directors recommends that you vote “FOR” each of the nominees for director.

Board of Directors

The table below shows the name and age (as of the date of the Annual Meeting) of each of the nominees for director, any positions and offices held by each with the Company, and the period during which each has served as a director of the Company.

			Served as
Name	Age	Position Held	Director Since

Kenneth C. Carter, Ph.D.	48	Chief Executive Officer, President and Director	1999
David S. Kabakoff, Ph.D.	60	Director	2006
Michael R. Kurman, M.D.	56	Director	2002
Bradley G. Lorimier	62	Director	1999
Philip Frost, M.D., Ph.D.	67	Director	2008
William H. Washecka	60	Director	2006

Kenneth C. Carter, Ph.D.  is a co-founder of Avalon and has served as Chief Executive Officer, President, and as a member of our Board of Directors since Avalon’s inception in November 1999. Prior to joining Avalon, he was a Senior Scientist at Human Genome Sciences, Inc., where he directed the company’s gene mapping initiative from 1993 to 1999. Dr. Carter was a member of a team of scientists that identified genes involved in colon cancer that was named “Discovery of the Year” by Science Magazine in 1994. Dr. Carter holds a Ph.D. in Human Genetics from the University of Texas Medical Branch and a B.S. from Abilene Christian University.

Philip Frost, M.D., Ph.D.  has served as a member of our Board of Directors since March of 2008. Dr. Frost is currently the President of Calesca Pharmaceuticals, Inc. Prior to Calesca, Dr. Frost was Executive Vice President and Chief Scientific Officer at ImClone Systems, Inc. from 2005 to 2007 where he oversaw the company’s research, clinical and regulatory departments. He also served as Interim Chief Executive Officer at ImClone in 2006. Prior to ImClone Systems, Dr. Frost served as Vice President of Oncology and Co-Director of the Oncology Therapeutic Area Leadership Team at Wyeth where he was responsible for the development of various oncology compounds. Dr. Frost has also held the positions of Adjunct Professor of Cell Biology and Adjunct Professor of Medicine at The University of Texas M.D. Anderson Cancer Center since 1992. Additionally, Dr. Frost has held other academic positions at the University of Texas and University of California, Irvine. He is currently a member of the Board of Directors of Innovive Pharmaceuticals. Dr. Frost earned his Medical Degree at State University of New York at Buffalo and his Ph.D. at the Clinical Research Center in London, England.

David S. Kabakoff, Ph.D.  has served as a member of our Board of Directors since October 2006. Dr. Kabakoff is an Executive in Residence at Sofinova Ventures. He is also the current President and Chief Executive Officer of Strategy Advisors LLC, which he established in 2001 to provide business and strategic advisory services to life sciences companies. Prior to its acquisition by Cephalon, Inc. in June 2005, Dr. Kabakoff served as Chairman and Chief Executive Officer of Salmedix, Inc., a company he co-founded in 2001 to develop novel oncology drugs. From 1996 to September 2000, Dr. Kabakoff held executive management positions with Dura Pharmaceuticals, a specialty pharmaceutical company, acquired by Elan Pharmaceuticals. Prior to joining Dura, Dr. Kabakoff was Chairman and Chief Executive Officer of Corvas International, a biopharmaceutical firm focused on cardiovascular and inflammatory diseases, and held senior management positions with Hybritech, Inc., a pioneer in the field of monoclonal antibodies, which was acquired by Eli Lilly & Co. in 1986. Dr. Kabakoff received his Ph.D. in Chemistry from Yale University and his B.A. in Chemistry from Case Western Reserve University. Dr. Kabakoff serves on the Board of Directors of Amplimmune, Inc., Intermune, Inc., Trius Therapeutics,(formerly Rx 3 Pharmaceuticals) and Allylix, Inc.

Michael R. Kurman, M.D.  has served as a member of our Board of Directors since December 2002. Since March 2000, Dr. Kurman has been an independent consultant to the pharmaceutical, biotechnology and healthcare industries specializing in oncology and oncology drug development. Dr. Kurman has held management roles in several global oncology drug development programs, including: Director of Clinical Research, Oncology and Allergy for Janssen Research Foundation; Vice President, Clinical Research for U.S. Biosciences Inc.; and Vice

President, Clinical and Scientific Operations with Quintiles Transnational Corp.’s Oncology Therapeutics Division. Dr. Kurman holds an M.D. from Cornell University Medical College and a B.S. from Syracuse University.

Bradley G. Lorimier is a co-founder of Avalon and has served as a member of our Board of Directors since December 1999 and as Chairman since July 2007. Since 1999, Mr. Lorimier has been an independent consultant to the pharmaceutical and biotechnology industries. Mr. Lorimier has served in leadership positions in both the pharmaceutical and biotechnology industries, including as Vice President of Licensing and Vice President of Corporate Development at Johnson & Johnson and as Senior Vice President and Director of Human Genome Sciences, Inc. He is currently on the Board of Directors for Invitrogen Corporation and was a director of Matrix Pharmaceutical, Inc. from December 1997 to March 2002. Mr. Lorimier received a B.S. from the University of Illinois.

William H. Washecka has served as a member of our Board of Directors since March 2006. From 2004 to December of 2006, Mr. Washecka had served as the Chief Financial Officer of Prestwick Pharmaceuticals, Inc., a manufacturer of drugs for disorders of the central nervous system. In 2001-2002, he served as Senior Vice President and Chief Financial Officer of USinternetworking, Inc. USinternetworking, Inc. filed a voluntary bankruptcy petition under Chapter 11 of the Federal bankruptcy laws in January 2002. From 1972-2001 he served in various capacities at Ernst & Young LLP including as Partner from 1986-2001. At Ernst & Young LLP he established and managed the high technology and emerging business practice in the Mid-Atlantic area from 1986-1999. Additionally, Mr. Washecka was a co-founder of the Mid-Atlantic Venture Capital Conference. He currently is a director and member of the audit committee of Online Resources Corporation and Audible, Inc. Mr. Washecka holds a BS in accounting from Bernard Baruch College of New York and participated in Kellogg Advanced Management Program. He is a CPA in Maryland, Virginia, the District of Columbia and New York.

MANAGEMENT OF THE COMPANY

Board of Directors

Our Board of Directors currently consists of eight members. Each director serves until the next annual meeting of stockholders or until he is succeeded by another qualified director who has been elected. Vacancies on our Board of Directors and newly created directorships may be filled by candidates appointed by the then current members of our Board of Directors, with each new director standing for election at the next annual meeting of stockholders. A Board of six directors is to be elected at the Annual Meeting.

Our Board held 12 meetings during 2007. All of our incumbent directors attended at least 75% of the total of these meetings and the meetings of the committees on which they serve. The Company encourages, but does not require, members of our Board of Directors to attend annual stockholder meetings. Of the 8 members of our Board of Directors in office as of last year’s annual meeting, 4 were in attendance at that meeting.

Under the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), a majority of the members of our Board must qualify as “independent directors” as defined by the NASDAQ. Our Board consults with our legal counsel to ensure that its determinations of director independence are consistent with all relevant securities and other laws and regulations, including those set forth in pertinent listing standards of the NASDAQ. Consistent with these considerations, our Board reviews all relevant transactions and relationships between each director and any of his or her family members and Avalon, our executive officers and our independent registered public accounting firm. As part of this process, our Board evaluated for each of Drs. Kurman and Scott and Mr. Lorimier the annual amount of compensation received by these directors under consulting or similar arrangements with the Company during each of the three completed fiscal years prior to the evaluation of their independence and determined that these amounts were immaterial for Drs. Kurman and Scott. Following its review, our Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, are independent directors as defined by the NASDAQ: Dr. Philip Frost, Dr. Michael R. Kurman, Dr. David S. Kabakoff, Dr. Ivor Royston, Dr. William A. Scott and Mr. William H. Washecka. Furthermore, our Board of Directors has determined that the following nominees for election to our Board of Directors are independent directors as defined by the NASDAQ, and should the slate of director nominees proposed by our Board receive the requisite amount of votes for election, would constitute a majority of our Board of Directors: Dr. Philip Frost, Dr. David S. Kabakoff, Dr. Michael R.

Kurman and Mr. William H. Washecka. Our Board of Directors has determined that Dr. Kenneth C. Carter is not an independent director because of his employment as President and Chief Executive Officer of the Company and that Mr. Lorimier is not an independent director because of compensation he received under a consulting agreement with us during 2005 and 2006. See “Certain Relationships and Related Transactions” for a detailed description of Mr. Lorimier’s consulting agreement.

Our Nominating and Corporate Governance Committee is responsible for conducting an annual self-assessment of the performance of our Board of Directors. The Nominating and Corporate Governance Committee uses written questions to evaluate the Board as a whole. Additionally, each committee of the Board of Directors is responsible for conducting an annual self-evaluation as provided for in the committee’s respective charter.

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, the Board welcomes communications from stockholders and has adopted the following procedure for receiving and addressing them. Stockholders may send written communications to the entire Board or to individual members, addressing them to our Corporate Secretary, Thomas G. David, at 20358 Seneca Meadows Parkway Germantown, Maryland 20876. Communications by e-mail should be sent to board@avalonrx.com and marked “Attention: Corporate Secretary” in the “Subject” field. Copies of such written or email communications will be provided to the Board or relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The members of each committee are appointed by our Board of Directors. The Board has determined that each director who serves on these committees is an independent director within the meaning of the rules of the NASDAQ and that all members of the Audit Committee are also independent within the meaning of the independence standards of Rule 10A-3(b) under Securities Exchange Act of 1934, as amended (the “Exchange Act”). All of these committees operate under a written charter, which sets the functions and responsibilities of that committee. A copy of the charter for each committee can be found on our website at http://www.avalonrx.com. More information concerning each of the committees is set forth below.

Audit Committee.

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act consisting of Mr. Washecka (Chairman), Dr. Kabakoff and Dr. Royston. The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	the adequacy of our system of internal controls;

•	our compliance with legal and regulatory requirements;

•	our Independent Registered Public Accounting Firm’s qualifications and independence; and

•	the performance of our Independent Registered Public Accounting Firm.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our Independent Registered Public Accounting Firm, Ernst & Young LLP. In addition, the Audit Committee is responsible for reviewing and approving any related party transaction entered into by us in accordance with standards and procedures we have adopted in the Audit Committee’s charter. See “— Related Person Transaction Policy and Procedures.” Our Board of Directors has determined that Mr. Washecka is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”) and is an independent director as defined by the NASDAQ.

During 2007, the Audit Committee met six times.

Compensation Committee.

We have a Compensation Committee consisting of Dr. Kurman (Chairman) and Mr. Washecka. The Compensation Committee is responsible for:

•	considering, recommending, overseeing, implementing and administering the Company’s incentive compensation plans and equity-based plans in which directors, the Chief Executive Officer, other executive officers and other employees of the Company and its subsidiaries may be participants;

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	evaluating and approving compensation for the Company’s other executive officers.

In addition, the Compensation Committee reviews and approves:

•	employment arrangements for our executive officers;

•	our company-wide compensation and benefits programs; and

•	our succession, retention and management training programs.

During 2007, the Compensation Committee met seven times.

Nominating and Corporate Governance Committee.

We have a Nominating and Corporate Governance Committee consisting of Dr. Kabakoff (Chairman), Dr. Scott and Dr. Royston. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify for, and recommend to, the Board of Directors nominees for membership on the Board of Directors;

•	develop and recommend to the Board of Directors a set of corporate governance principles;

•	recommend to the Board of Directors nominees for each Board committee; and

•	receive comments from all directors and report annually to the Board of Directors on an assessment of the Board’s performance.

During 2007, the Nominating and Corporate Governance Committee met four times.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating potential nominees to the Board of Directors. Recommendations may come from current Board members, professional search firms, members of management, stockholders or other persons.

In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as is reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possess the highest professional and personal ethics and values and has broad experience at the policy-making level in business, government, education or public interest before the Nominating and Corporate Governance Committee would recommend a candidate as a nominee to the Board of Directors. In particular, the Nominating and Corporate Governance Committee identifies and recommends qualified candidates for Board membership based primarily on the following criteria:

•	director candidates shall have the highest personal and professional integrity;

•	director candidates shall have a record of exceptional ability and judgment;

•	director candidates shall have skills and knowledge useful to the oversight of the Company;

•	director candidates must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

•	director candidates should have the interest, capacity and willingness, in conjunction with the members of the Board, to serve the long-term interests of the Company’s stockholders;

•	to the extent considered appropriate by the Board, a director candidate may be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and

•	director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.

In March 2008, the Board, on the recommendation of the Nominating and Corporate Governance Committee, appointed Dr. Philip Frost, a former Executive Vice President, Chief Scientific Officer and Interim Chief Executive Officer of Imclone Systems, Inc., former Vice President of Oncology at Wyeth Pharmaceuticals, Inc. and. currently President of Calesca Pharmaceuticals, Inc., as a new director. Dr. Frost was originally recommended to the Nominating and Corporate Governance Committee as a director candidate by an independent search firm retained by the Committee. In forming its recommendations, the Nominating and Corporate Governance Committee considered the criteria described above and, based on its review, it was the Nominating and Corporate Governance Committee’s recommendation that Dr. Frost be appointed as a director.

The Nominating and Corporate Governance Committee considers recommendations from any reasonable source, including director nominees recommended by stockholders, in discharging its responsibilities to identify for, and recommend to, the Board of Directors nominees for membership on the Board of Directors. Stockholders who wish to suggest potential nominees may address their suggestions in writing to Avalon Pharmaceuticals, Inc., 20358 Seneca Meadows Parkway, Germantown, Maryland 20876, Attention: Corporate Secretary.

In addition to submitting suggestions for director nominees to the Nominating and Corporate Governance Committee, any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting of the Company’s stockholders if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to or mailed and received by the Corporate Secretary of the Company at the Company’s principal executive offices not later than (i) with respect to an election of directors to be held at an annual meeting of stockholders, the ninetieth day prior to the anniversary date of the preceding annual meeting, and (ii) with respect to an election of directors to be held at a special meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

Any stockholder wishing to nominate a candidate for election as a director should submit the following written information to our Corporate Secretary:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the election of such director pursuant to Regulation 14A under the Exchange Act; and

•	the consent of each nominee to serve as a director of the corporation if so elected.

The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Corporate Governance

We maintain a “Corporate Governance” page on our website that includes key information about our corporate governance policies, including:

•	our Code of Ethics for Senior Financial Officers, a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller;

•	our Standards of Business Conduct, a set of business conduct standards that applies to all of our directors, officers and employees;

•	our Corporate Governance Guidelines, a set of corporate governance guidelines designed to assist our Board of Directors in fulfilling its responsibilities to the Company’s stockholders to oversee the work of management and the Company’s business results; and

•	a current copy of the written charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

These materials may be accessed and reviewed through our website, http://www.avalonrx.com, by going to our “Investors” page and clicking on “Corporate Governance.” We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Senior Financial Officers, by posting such information on our website at the address above.

Related Party Transaction Policy and Procedures

The Audit Committee is responsible for reviewing and approving any related party transaction entered into by us in accordance with standards and procedures we have adopted in the Audit Committee’s charter. In particular, the Audit Committee’s charter provides that the Audit Committee shall review all related party transactions and similar matters to the extent required to be approved by an audit committee or comparable body by the stock exchanges or stock quotation systems on which the Company’s securities are listed. Additionally, the Audit Committee’s charter provides that the Audit Committee shall review the Company’s policies and procedures with respect to Company transactions in which officers or directors have an interest, including, where appropriate and when requested by the Company’s management or independent auditors, policies and procedures with regard to officer use of corporate assets.

Compensation of Directors

The following table presents information relating to total compensation of our directors for the year ended December 31, 2007, other than Dr. Carter, our Chief Executive Officer and President, who did not receive additional compensation as a director and whose compensation is included in the Summary Compensation Table elsewhere in this Proxy Statement.

					Change in Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)(1)(2)	($)(1)	($)	($)	($)		($)

David S. Kabakoff, PH.D.	35,125	0	20,076	0	0	0		55,201
Michael R. Kurman, M.D.	33,812	0	13,335	0	0	0		47,147
Bradley G. Lorimier	65,625	0	32,857	0	0	92,917	(3)	191,399
Ivor Royston, M.D.	0	33,813	13,335	0	0	0		47,148
William A. Scott, Ph.D.	33,687	0	14,587	0	0	0		48,274
Patrick Van Beneden(4)	14,688	0	0	0	0	0		14,688
Alan G. Walton, Ph.D.	0	44,375	24,658	0	0	0		69,033
William H. Washecka	43,750	0	16,690	0	0	0		60,440
Raymond J. Whitaker, Ph.D.(5)	0	16,406	9,094	0	0	0		25,500

(1)	Amounts reflected in these columns represent the compensation cost recognized by Avalon during 2007 for stock option awards and awards of unrestricted shares of our common stock made in 2007 and in prior years, are calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123(R)”), and exclude the impact of estimated forfeitures related to service based vesting conditions. See Note 8 of the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards.

(2)	Represents the director’s election to receive all of their annual cash retainer fees in awards of unrestricted shares of our common stock under the Incentive Plan.

(3)	Represents consulting fees paid to Mr. Lorimier for services rendered to us in support of our business development efforts.

(4)	Mr. Van Beneden did not stand for re-election at Avalon’s 2007 annual meeting.

(5)	Dr. Whitaker did not stand for re-election at Avalon’s 2007 annual meeting.

Each non-employee director received an annual fee of $30,000 during 2007 for service on our Board of Directors (pro rated for directors serving less than the full year). The Chairman of our Board of Directors receives additional cash compensation, which was increased from $25,000 per year to $40,000 per year, effective August 1, 2007. Non-employee directors also receive $2,500 annually for each committee membership, with the Chairman of the Audit Committee receiving an additional $7,500 annually, and the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee each receiving an additional $2,500 annually. Non-employee directors may elect annually to receive all of their annual cash retainer fees in awards of unrestricted shares of our common stock under the Incentive Plan. Annual fees are paid quarterly in arrears in four equal installments on the first business day of each fiscal quarter.

Non-employee directors who join our Board of Directors in the future also are entitled to receive an initial grant of options to purchase 10,000 shares of our common stock, and a non-employee director that becomes Chairman of our Board of Directors in the future is entitled to receive an additional grant of options to purchase 6,000 shares of our common stock. In addition, each non-employee director is entitled to receive an annual grant of options to purchase 2,500 shares of our common stock and a non-employee Chairman of our Board of Directors receives an additional annual grant of options to purchase 4,200 shares of our common stock. Option grants to non-employee directors are made pursuant to the Incentive Plan. Initial option grants to non-employee directors vest monthly over a two-year period. Options granted to non-employee directors on an annual basis vest monthly over a one-year period.

No director who is an employee receives separate compensation for services rendered as a director. Members of our Board of Directors also are reimbursed for their out-of-pocket expenses in attending meetings.

Two of our directors received compensation from us during 2007, in addition to their compensation as directors. See “Certain Relationships and Related Transactions — Consulting Agreements.”

Executive Officers

Biographical information for each executive officer (including their age as of the date of the Annual Meeting), other than for Dr. Carter (which is provided above), is set forth below:

C. Eric Winzer, age 51, has served as Executive Vice President and Chief Financial Officer since July of 2007. Prior to joining Avalon, Mr. Winzer was with Invitrogen Corporation (Nasdaq: IVGN), a provider of life science technologies for disease research and drug discovery, from 2000 to 2006, where he served as Senior VP and Chief Financial Officer, Executive Sponsor for Invitrogen’s ERP implementation and VP, Finance. From 1986 to 2000, Mr. Winzer held various positions of increasing responsibilities at Life Technologies where he was the Chief Financial Officer, Secretary and Treasurer, Corporate Controller, Accounting Manager and Budget Manager. From 1980 until 1986 he held various financial positions at Genex Corporation. Mr. Winzer received his B.A. in Economics and Business Administration from McDaniel College and an M.B.A. from Mount Saint Mary’s University.

Thomas G. David, age 61, is a co-founder of Avalon and has served as Senior Vice President of Operations and General Counsel since January 2002. Mr. David has been employed by us since our inception in November 1999. For ten years prior to joining Avalon, he served as senior attorney for the Federal Communications Commission. Mr. David holds a J.D. from the University of Utah Law School, an M.B.A. from the Wharton School of Finance at the University of Pennsylvania and a B.S. from the University of Utah.

David K. Bol, Ph.D., age 42, has served as Senior Vice President of Product and Pharmaceutical Development since December 2006. Dr. Bol joined Avalon in September 2002 as a Senior Scientific Director. Prior to joining Avalon, Dr. Bol worked at Bristol-Myers Squibb since 1996 and was Group Leader and Principal Scientist at Bristol-Myers Squibb since 2001. Prior to Bristol-Myers Squibb, Dr. Bol was a Faculty Research Associate in the Department of Carcinogenesis at the M.D. Anderson Cancer Center in Houston, Texas. Dr. Bol holds a Ph.D. in Molecular and Cell Biology from University of Maryland and a B.S. from The University of Rochester, New York.

J. Michael Hamilton, M.D., age 59, serves as Chief Medical Officer. He joined Avalon in this position in August 2006. Prior to joining Avalon, from 2000 to 2005, he served as Group Director of Oncology, MDC and led a portfolio of U.S. clinical trials for oncology for GlaxoSmithKline. Prior to his work at GlaxoSmithKline, from 1999 to 2000 Dr. Hamilton held the positions of Section Chief of Clinical Investigations and Program Director for the National Cancer Institute (NCI). Dr. Hamilton received his Bachelor’s degree from the University of Connecticut and his M.D. from the George Washington University. He completed his residency at the Washington Hospital Center in Washington, D.C. He is a licensed M.D. in Maryland and board certified in Internal Medicine and Medical Oncology.

Stephen K. Horrigan, Ph.D., age 46, serves as Vice President of Research. He joined Avalon in July of 2000 and became Vice President of Research in August 2007. During his tenure at Avalon he has held several positions of increasing responsibility within the research organization while directing both internal and external collaborative programs. Prior to joining Avalon, Dr. Horrigan held the position of Associate Professor in the Department of Pediatrics and Lombardi Cancer Center at Georgetown University Medical Center where he led a research group focused on cancer genomics and diagnostic biomarkers. Prior to that, he held positions at the University of Illinois College of Medicine and the University of Chicago Medical School. Dr. Horrigan holds a Ph.D. and a B.S. in Biology from Syracuse University.

EXECUTIVE COMPENSATION

Narrative Discussion of Executive Compensation

This discussion is intended to provide you with an understanding of our executive compensation philosophy, plans and practices, and to give you the context for understanding and evaluating the more specific compensation information contained in the tables and related disclosures that follow.

Compensation Philosophy.

We believe that compensation should be performance-based, and should vary with the attainment of specific individual and corporate objectives, as well as being closely aligned with the interests of our stockholders. Our Compensation Committee (which we refer to in this section as the “Committee”) is composed of two independent directors (as defined by the NASDAQ) and is responsible for considering, recommending, overseeing and implementing our compensation policies and procedures and for discharging our Board of Directors’ responsibilities relating to the compensation of our Chief Executive Officer and other executive officers. The Committee’s primary objective is to (i) differentiate and reward executives’ individual contributions toward collective corporate goals, (ii) reward the overall attainment of those collective corporate goals, and (iii) reflect each executive’s level of leadership and corporate responsibility. A complete description of the Committee’s role in setting executive compensation can be found earlier in this Proxy Statement in the section titled “Management of the Company — Board Committees — Compensation Committee.”

The Committee employs the following core principles to guide its executive compensation decisions.

•	Competitive Compensation: The Committee believes in positioning executive compensation at levels that are competitive with other similar biotechnology companies in order to attract and retain exceptional leadership talent needed to achieve success in a small life sciences company such as Avalon.

•	Performance-based pay: The Committee advocates executive compensation programs that balance annual and long-term corporate objectives. These programs are structured to specifically measure the achievement of individual and corporate goals and operational objectives, with the intent of fostering stockholder value in the short and long term. Both individual and corporate level performance affect an executive’s total compensation, including any increase to salary, and all annual awards, including cash bonuses and ongoing equity grants.

•	Ownership: The Committee believes that using compensation to build an ownership culture effectively aligns the interest of management and our stockholders. To this end, the Committee utilizes equity based compensation for our Chief Executive Officer and our other executive officers, including performance-contingent stock option grants, to provide incentives to enhance stockholder value.

•	Holistic view of compensation: The Committee views all components of compensation together in making compensation decisions. These components include base salary, annual incentives, long-term incentives, and fringe benefits and perquisites.

The Committee approves long-term incentive awards to our new hires and existing employees. Our practice has been to price option grants at the closing price of our common stock on the NASDAQ as of the date of grant, and to set the date of grant as the date of final action by our Board in approving the award. Effective February 2007, the Committee assumed responsibility for final approval of incentive grants to our executive officers; prior to that time our Board of Directors had ratified all option grants to our executive officers since we became a public company. Additionally, the Committee approves an annual compensation plan that sets average pay increases, if any, and the annual bonus plan for our executive officers and other employees. Within plan guidelines, our Chief Executive Officer may approve any base salary increases, bonuses, or new-hire offer packages with the exception of those for officers who are subject to the requirements of Section 16 of the Exchange Act.

The Committee reviews its compensation philosophy regularly, most recently in December 2007. The Committee believes its compensation philosophy is based on appropriate principles and did not make any changes to its overall philosophy in 2007.

Benchmarking.

During every second year, the Committee works in consultation with our outside compensation consultant, Arnosti Consulting, Inc. (“Arnosti”), to develop a list of comparable companies for purposes of benchmarking competitive levels of executive compensation. Arnosti uses this list of comparable companies to present to the Committee data about salary, bonus and equity compensation at the 25th , 50th and 75th percentiles for executive positions at these comparable companies. The Committee benchmarks all elements of total direct compensation (base salary, bonus, total cash compensation, and all forms of long-term incentives) to the competitive marketplace based on its analysis of the compensation practices of these comparable companies. The Committee, in consultation with Arnosti, last worked on this process during 2006 to develop a comparable peer group of 46 biotechnology companies from which to conduct a benchmark comparison of direct compensation. The Committee considered several factors in developing this 46 company peer group. In particular, the companies in this peer group:

•	exhibit revenue and market capitalization size within approximately 1/3x to 3x our revenue and market capitalization (about 50% of the group was larger and 50% was smaller than Avalon for each measure);

•	possess a business model, organization characteristics, growth potential, and leadership and management requirements that are similar, though not always identical, to Avalon; and

•	are U.S.-based public companies, allowing us to obtain appropriate compensation and firm financial data.

The sources used for comparable data in 2006 were the U.S. Radford Biotechnology Survey (selected public companies) and the Equilar Data Service, through which we obtained specific proxy data from the selected companies. In 2007, the Committee supplemented and confirmed these rankings with information from the U.S. Radford Biotechnology Survey (selected public companies) but did not engage a consultant to do benchmarking.

The Committee targets base salaries of Avalon’s executive officers at approximately the 50th percentile of base salaries for similar executive positions at the companies within the identified peer group. The Committee similarly targets executive cash bonus levels (and accordingly, total potential cash compensation) at approximately the 50th percentile, with cash bonus levels (and accordingly, total potential cash compensation) being targeted somewhat higher than the 50th percentile in years of exceptional corporate performance. Although the Committee targets cash bonus levels at approximately the 50th percentile; the range of potential payouts to our executive officers relative to these targets is broad.

The Committee targets the 50th percentile for base salaries because the Committee believes that this target level allows Avalon to be competitive in the marketplace for executive talent and to retain and attract management talent while conserving corporate assets. The Committee further believes that targeting the 50th percentile for cash bonuses (with the discretion to target cash bonuses at greater than the 50th percentile in years of exceptional corporate performance) provides executives with a substantial incentive to achieve individual and corporate objectives (and to exceed these objectives) without creating an ongoing commitment to provide compensation at this level. All cash bonus awards must be earned by executive officers on an annual basis in order to be paid.

In 2007, executive base salaries and the approved annual cash bonuses approximated the 50th percentile of base salaries and annual cash bonuses for similar executive positions at companies identified within the peer group. Total equity held by our executive officers as a group, including all of their previous equity awards, approximated the middle of the market for executives in similar positions within similar companies.

Corporate Goals and Objectives.

The Committee uses corporate goals and objectives to determine an executive’s total cash compensation, including any increase to base salary and the amount of any annual cash bonus. In January 2007, the Committee adopted the following corporate goals for the purpose of determining total cash compensation for 2007: (1) advance the clinical development AVN944, (2) unlock value from AvalonRx®, (3) deliver on our current partnerships, (4) advance our internal preclinical programs, (5) expand the preclinical pipeline and (6) complete an infusion of additional capital. Because we are a small biopharmaceutical company that has not generated any revenue from sales of commercial products and do not expect to generate any product revenue for the foreseeable future, in formulating corporate goals for 2007, the Committee determined to base the Company’s corporate goals on the attainment of objectives relating to the advancement of our clinical and pre-clinical product development programs and the advancement and development of collaborative and partnership arrangements rather than on the achievement of specific financial metrics by the Company during 2007.

Throughout 2007, our Chief Executive Officer gave periodic updates to the Committee and the Board of Directors about the Company’s progress toward achieving the foregoing corporate goals. In December of 2007, the Committee met and reviewed the Company’s performance against the 2007 goals and recommended a percentage of achievement to our Board. Our Board, after additional consideration, made a final determination of the relative weighting of the various 2007 goals and of the overall percentage of completion of the 2007 goals to be used for purposes of determining the level of annual cash bonuses to our executive officers. The Board determined that management had achieved an adequate percentage the 2007 goals based on a detailed evaluation of the Company’s progress in specific program areas that related to corresponding goals. As described further under “Elements of Compensation — Annual Cash Bonus” this determination was then used to calculate individual executive’s annual cash bonus award.

Elements of Compensation

Compensation Mix.

Public-company life sciences corporations that have yet to achieve profitability typically provide sufficient salaries to attract and retain executive talent, while also providing significant up-side compensation potential through cash bonus and equity awards which will have great value in the event of significant achievements. The Committee has adopted this approach, believing that it balances risk and reward for executives, while providing alignment between executive rewards and stockholder return.

Base Salary.

Base salaries are the only non-variable element of total compensation. They reflect each executive’s responsibilities, the impact of the job on the Company’s performance, and the contributions each executive is expected to deliver to Avalon. Base salaries are determined in part by competitive levels in the market (what companies in the peer group pay), job scope, and, also, by total relevant experience. To gauge market conditions, the Committee evaluates competitor and market data compiled by the Committee’s compensation consultant The Committee also relies on its experience with recruiting for executive and senior management positions.

At the end of each calendar year, the Committee reviews the base salary of our executive officers and makes adjustments to reflect market comparables, if necessary. Additionally, our Chief Executive Officer conducts an annual performance appraisal of each executive officer, and, within the range established by the Compensation Committee, recommends the merit increases for each executive officer. Therefore, increases, if any, are based on individual performance, market conditions, and internal comparisons of executive compensation among our executive officers.

At the Board of Directors’ December 2007 meeting, the Committee and our Board of Directors reviewed the salaries for our Chief Executive Officer and our other executive officers. At this meeting, the Committee and our Board of Directors approved an average 4% raise in base salary for both executive and non-executive employees. The Committee and our Board of Directors used peer comparable information and relevant salary surveys to determine this average merit increase for the employees.

In determining base salary for our Chief Executive Officer, the Nominating and Governance Committee collects performance feedback about our Chief Executive Officer from each Board member and provides this information to the Compensation Committee. The Compensation Committee then considers this information, as well as information on the base salaries of chief executive officers for the Company’s peer group of comparable companies, in determining the base salary of our Chief Executive Officer. Based on this assessment, the Committee determined to increase our Chief Executive Officer’s salary by four percent, which would put his salary at approximately the 50th percentile for chief executive officers in the Company’s comparable peer group for 2007.

Annual Cash Bonus.

Annual cash bonuses established for our executive officers are intended to provide an incentive for advancing our performance in the short term and to recognize individual contribution to corporate results. The purpose of our annual cash bonus program is to directly link executive pay to company performance by providing rewards for achieving established goals with additional payout potential, if goals are exceeded. Key components of the bonus calculation include (i) the Company’s overall performance rating, which reflects corporate performance against stated corporate goals, (ii) the executive’s individual performance factor, which reflects the executive’s performance against individual goals determined by our Chief Executive Officer, and (iii) the executive’s potential target bonus amount (expressed as a percentage of an individual executive’s base salary) as set forth in the executive’s individual employment agreement and which is derived from competitive data from the Company’s comparator peer group.

The Company’s overall performance rating reflects the Board of Directors’ and the Compensation Committee’s determination of the percentage of achievement of the specified corporate goals set by the Board of Directors and the Committee at the beginning of each year. For 2007, the Board of Directors determined that management had achieved an adequate percentage of the Company’s 2007 goals based on a detailed evaluation of the Company’s progress in specific program areas. Under the Company’s annual cash bonus program, the Committee may set the

Company’s overall bonus multiplier from 0.0x to 2.0x of the target bonus percentage established in each executive’s respective employment agreements.

Our Chief Executive Officer’s bonus is determined almost entirely by overall corporate performance, with some minor adjustments allowed by the Committee to reflect his specific individual accomplishments.

For executives other than our Chief Executive Officer, annual cash bonuses are determined based on both the achievement of corporate level goals, which accounts for a majority of the bonus calculation, and the achievement of individual level goals, which account for less than half of the bonus calculation. This distribution is designed to provide these executives with an incentive to contribute to the achievement of corporate level goals. Our Chief Executive Officer determines the percent of achievement of individual goals for our other executive officers. Under the Company’s annual cash bonus program, our Chief Executive Officer may recommend to the Committee that these executives’ individual bonuses be awarded at between 0.0x and 2.0x of the target bonus percentage established in their respective employment agreements.

Target awards are expressed as a percentage of an executive’s base salary. Bonus targets for 2007 were 50% of base salary for our Chief Executive Officer and range between 25% and 40% of base salary for our other executive officers. In 2007, we paid bonuses to our “named executive officers” (as defined below) of 34% for Dr. Carter, 33% for Mr. Lessing, 26% for Mr. Muth, and 22% for Dr. Bol, as a percentage of each executive’s respective base salary.

Long-Term Incentives.

We have designed our long-term incentive plans to align the interests of our executive officers with those of our stockholders, to promote personal ownership of Avalon, to retain and reward high value/high potential employees. We believe that our long-term incentive plans help to reduce officer and employee turnover, which helps to retain the knowledge and skills of our valued officers and employees by providing significant potential economic benefit for continuing their employment with us. Although our equity incentive plans allow for the issuance of a range of equity incentive awards, including stock options, restricted stock, performance shares, and other forms of equity compensation, our usual practice has been to utilize stock option awards as the means for providing equity-based awards to our executive officers and other employees. The Committee bases individual grants of stock option awards on various factors, including:

•	company results;

•	individual performance;

•	individual potential contribution to our success;

•	competitor and market data; and

•	total equity already awarded and reserved for awards to executives and employees.

In structuring the size of awards, the Committee weighs the dilutive effects of annual stock option awards against the need to provide attractive and competitive incentive compensation.

We grant non-qualified stock options and incentive stock options at an exercise price equal to the fair market value of our common stock on the date of the grant. Our option grants typically vest in equal monthly installments over four years from the grant date. We believe that this practice encourages officers and all of our employees to work with a long-term view of our performance and to reinforce their long-term affiliation with Avalon. In selected cases, we will provide option awards that vest upon the achievement of specific milestones.

During 2007, the Committee reviewed the analyses and recommendations for executive officer stock option grants provided by management. In reviewing the recommended grants, the Committee considered:

•	each officer’s performance and contribution during the fiscal year;

•	the potential value delivered from all existing stock option awards; and

•	competitive practices.

In July 2007, the Committee approved the award of stock options for 120,000 shares of common stock to a newly hired executive officer, Mr. Winzer. The option award provided for vesting in equal monthly installments over four years from the grant date. The Committee determined to award this option grant to Mr. Winzer as part of the Committee’s belief that executive officers should be provided with long-term incentives to promote stockholder value through equity incentive awards.

Personal Benefits and Perquisites.

The Committee oversees the design, implementation and administration of all company-wide benefit programs. We offer very limited additional benefits to our executive management. Other than the health, dental, short- and long-term disability, and life insurance offered generally to our employees, the only benefit specifically offered to executive management is a supplemental long-term disability insurance policy. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table in this Proxy Statement. The Committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to ensure that these programs are in line with competitive practices and are warranted, based upon the business needs and contributions of the executive team.

Change of Control and Severance Benefits

We have change-in-control and severance provisions in the employment agreements in place for our Chief Executive Officer and our other executive officers who are direct reports to the Chief Executive Officer. For a further discussion of the change-in-control and severance provisions applicable to our executive officers see “Employment Agreements” below.

Executive Compensation Tables

The following tables set forth compensation information for our “named executive officers” as defined by the SEC’s disclosure requirements for executive compensation in Item 402(m) of Regulation S-K for a “smaller reporting company.”

Summary Compensation Table.  The table below sets forth for the fiscal years ended December 31, 2007 and 2006, the compensation awarded to, earned by, or paid to our named executive officers.

								Change in
								Pension Value
							Non-Equity	and Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
		Salary		Bonus	Awards	Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)		($)	($)	($)(1)	($)	Earnings	($)		($)

Kenneth C. Carter, Ph.D.	2007	385,510		—	—	453,534	131,978	—	17,677	(2)	988,699
President, Chief Executive Officer and Director	2006	362,000		—	—	613,218	130,000	—	23,110		1,128,328
Gary Lessing	2007	151,042	(3)	—	—	247,853	94,500	—	172,612	(4)	666,007
Executive Vice President and Chief Financial Officer	2006	272,000		—	—	289,301	85,952	—	21,856	(5)	669,109
David D. Muth(6)	2007	275,831		—	—	129,873	73,108	—	66,940	(7)	545,752
Executive Vice President and Chief Business Officer	2006	77,539		—	—	205,500	20,474	—	40,489	(8)	344,002
David K. Bol, Ph.D.	2007	275,831		—	—	130,591	62,099	—	15,175	(9)	483,696
Senior Vice President of Product and Pharmaceutical Development	2006	227,750		—	—	148,828	58,725	—	22,390	(10)	457,693

(1)	Amounts reflected in this column represent the compensation cost recognized by Avalon during 2007 and 2006 for stock option awards made in the reporting year and in prior years, are calculated in accordance with the provisions of SFAS 123(R) and exclude the impact of estimated forfeitures related to service based vesting conditions. See Note 8 of the consolidated financial statements of the Company’s Annual Report on Form 10-K for the years ended December 31, 2006 and 2007 regarding assumptions underlying the valuation of equity awards.

(2)	Consists of (i) $15,356 in 2007 and $18,480 in 2006 for group health and dental insurance premiums and (ii) other insurance premiums paid for Dr. Carter.

(3)	The salary reported for Mr. Lessing for 2007 sets forth his compensation through July 2, 2007, the date of Mr. Lessing’s resignation of employment with the Company. Mr. Lessing’s salary for 2007 on an annualized basis was $290,233.

(4)	Represents $145,116 cash payments made under the terms of Mr. Lessing’s termination agreement with the Company, other than $94,500 in cash payments earned under our annual cash bonus plan listed under the column “Non-Equity Incentive Plan Compensation” in the table above. Also consists of (i) $18,532 in group health and dental insurance premiums and (ii) other insurance premiums paid for Mr. Lessing.

(5)	For 2006, it consisted of (i) $18,480 in group health and dental insurance premiums, and (ii) other insurance premiums paid for Mr. Lessing.

(6)	Mr. Muth resigned from the Company on February 20, 2008.

(7)	Consists of (i) $15,356 in group health and dental insurance premiums, (ii) other insurance premiums paid for Mr. Muth and (iii) $47,769 for reimbursement of relocation expenses.

(8)	Consists of (i) $4,620 in group health and dental insurance premiums, (ii) other insurance premiums paid for Mr. Muth, and (iii) $30,415 for reimbursement of relocation expenses.

(9)	For 2007, it consists of (i) $14,024 in group health and dental insurance premiums and (ii) other insurance premiums paid for Dr. Bol.

(10)	For 2006, it consisted of (i) $18,480 in group health and dental insurance premiums, and (ii) other insurance premiums paid for Dr. Bol.

Outstanding Equity Awards At Fiscal Year-End.  The following table sets forth summary information regarding the outstanding equity awards at December 31, 2007 granted to each of our named executive officers.

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market or
				Incentive						Awards:	Payout
				Plan						Number of	Value of
				Awards:					Market	Unearned	Unearned
	Number of	Number of		Number of					Value of	Shares,	Shares,
	Securities	Securities		Securities				Number of	Shares or	Units or	Units or
	Underlying	Underlying		Underlying				Shares or	Units of	Other	Other
	Unexercised	Unexercised		Unexercised		Option	Option	Units of Stock	Stock That	Rights That	Rights
	Options (#)	Options (#)		Unearned		Exercise	Expiration	That Have Not	Have Not	Have Not	That Have
Name	Exercisable	Unexercisable		Options (#)		Price ($)	Date	Vested (#)	Vested ($)	Vested	Not Vested

Kenneth Carter, Ph.D.	15,625	—		—		1.60	04/04/10	—	—	—	—
President, Chief Executive	25,000	—		—		1.60	12/06/10	—	—	—	—
Officer and Director	159,375	—		—		3.20	05/03/12	—	—	—	—
	146,670	—		—		6.00	10/26/15	—	—	—	—
	56,468	51,953	(1)	—		5.50	11/30/15	—	—	—	—
	168,751			56,249	(2)	3.80	12/06/16	—	—	—	—
C. Eric Winzer	12,499	107,501	(3)	—		4.24	07/02/17	—	—	—	—
Executive Vice President and Chief Financial Officer
Gary Lessing,	46,875	—		—		3.20	10/23/11	—	—	—	—
Executive Vice President	12,500	—		—		3.20	05/03/12	—	—	—	—
and Chief Financial Officer	43,543	—		—		6.00	10/26/15	—	—	—	—
	58,105	—		—		5.50	11/30/15	—	—	—	—
	112,500	—		—		3.80	12/06/16	—	—	—	—
Thomas G. David	12,500	—		—		1.60	04/04/10	—	—	—	—
Senior Vice President of	1,250	—		—		3.20	10/23/11	—	—	—	—
Operations and General	33,750	—		—		3.20	05/03/12	—	—	—	—
Counsel	34,834	—		—		6.00	10/26/15	—	—	—	—
	5,599	5,154	(4)	—		5.50	11/30/15	—	—	—	—
	30,376			10,124	(2)	3.80	12/06/16	—	—	—	—
David K, Bol, Ph.D.	6,250	—		—		3.20	10/01/12	—	—	—	—
Senior Vice President of	45	—		—		3.20	12/03/12	—	—	—	—
Product and Pharmaceutical	11,338	6,803	(5)	—		6.40	06/20/15	—	—	—	—
Development	17,920	—		—		6.00	10/26/15	—	—	—	—
	10,261	9,442	(6)	—		5.50	11/30/15	—	—	—	—
	41,251			13,929	(2)	3.80	12/06/16	—	—	—	—
David D. Muth	37,499	82,501	(7)	—		2.62	09/21/16	—	—	—	—
Executive Vice President Chief Business Officer
J. Michael Hamilton, M.D.	16,000	44,000	(8)	—		2.84	08/01/16	—	—	—	—
Chief Medical Officer

(1)	Remaining unvested options vest in equal monthly installments of 2,259 shares through October 30, 2009.

(2)	Remaining unvested options vest upon achievement of performance criteria.

(3)	Remaining unvested options vest in equal monthly installments of 2,500 shares through July 1, 2011

(4)	Remaining unvested options vest in equal monthly installments of 224 shares through October 30, 2009.

(5)	Remaining unvested options vest in equal quarterly installments of 1,134 shares through June 20, 2009.

(6)	Remaining unvested options vest in equal monthly installments of 410 shares through October 30, 2009.

(7)	One-half of Mr. Muth’s unvested options vested and his remaining unvested options were terminated on February 20, 2008 in connection with his resignation from the Company.

(8)	Remaining unvested options vest in equal monthly installments of 1,000 shares through July 31, 2011.

Employment Agreements

We have employment agreements with the following named executive officers. The following is a description of these agreements.

Kenneth C. Carter, Ph.D.  Dr. Carter’s employment agreement, as amended, provides for his at-will employment as our President and Chief Executive Officer. Under the terms of his agreement, Dr. Carter is entitled to a minimum starting salary of $165,000 per year and qualifies for annual bonuses targeted at 50% of his base salary based upon the achievement of individual and/or Company performance criteria established by our Board of Directors for each fiscal year. Dr. Carter’s annual salary is subject to adjustment by our Board of Directors but may not be less than that provided in his employment agreement. In addition, Dr. Carter’s employment agreement provides that in the event Dr. Carter’s employment is terminated by the Company without “cause” or by Dr. Carter with “good reason” (as each term is defined in his employment agreement), Dr. Carter is entitled to a lump sum severance payment equal to 18 months of his then current base salary. Similarly, Dr. Carter’s employment agreement provides that following the termination of his employment by the Company without cause or by him for good reason he may be paid a discretionary bonus, including a lump sum payment, as determined by the Compensation Committee. The agreement also provides that in the event Dr. Carter is terminated without cause or terminates his employment for good reason he is entitled to full accelerated vesting on all of his unvested options.

Dr. Carter’s employment agreement also provides that if such termination without cause or for good reason is within 18 months after a “change in control” of the Company (as defined in Dr. Carter’s employment agreement), Dr. Carter also is entitled to a lump sum severance bonus payment equal to the product of (A) 18 months of Dr. Carter’s base salary as in effect at the time of termination and (B) the average bonus award percentage applicable to Dr. Carter during the 3 years preceding the year in which such termination of employment takes place. Finally, the agreement provides for the acceleration of vesting upon a change in control of all shares of stock issuable to Dr. Carter upon exercise of his outstanding option awards.

“Good reason” is defined under Dr. Carter’s agreement as (i) termination by the employee within 18 months of a change in control; or (ii) termination by the employee within 3 months of a material diminution in responsibilities as Chief Executive Officer, no longer reporting to our Board of Directors or the employee’s principal workplace changing to more than 50 miles from his current residence at the time of entering into the employment agreement.

David K. Bol, Ph.D.  Dr. Bol’s employment agreement, as amended, provides for his at-will employment as Vice President of Pharmaceutical Development. Under the terms of his agreement, Dr. Bol is entitled to a minimum starting salary of $195,000 per year and qualifies for annual bonuses based on the attainment of goals set by our Compensation Committee and approved by our Board of Directors. Dr. Bol’s annual salary is subject to adjustment by our Board of Directors but may not be less than that provided in his employment agreement. Dr. Bol’s employment agreement further provides that in the event Dr. Bol’s employment is terminated by the Company without “cause” or by Dr. Bol with “good reason” (as each term is defined in his employment agreement) Dr. Bol is entitled to a lump sum severance payment equal to 6 months (9 months in the event such termination is without cause or for good reason within 18 months after a “change in control” (as defined in his employment agreement)) of his then current base salary. Additionally, the agreement provides that the Company will reimburse Dr. Bol for health insurance premiums paid by Dr. Bol for 6 months following termination of his employment without cause or for good reason (9 months if such termination is within 18 months after a change in control of the Company (as defined in his employment agreement)). Finally, the agreement provides that should the Company be subject to a change in control, one-half of the unvested shares of stock issuable to Dr. Bol upon exercise of his outstanding option awards shall vest.

“Good reason” is defined under Dr. Bol’s agreement as (i) termination by the employee within 18 months of a change in control; (ii) termination by the employee within 3 months of a material diminution in responsibilities as Vice President of Pharmaceutical Development or his principal workplace changing to more than 50 miles from his current residence at the time of entering into the employment agreement; or (iii) the employee dying while our employee.

Each agreement defines “change of control” as: (i) any “person” or “group” of persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; (ii) during any two year period, individuals who constitute our Board of Directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board caused by retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of our Board; (iii) we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person; (iv) we consolidate with, or merge with or into another entity, or any entity consolidates with, or merges with or into, us, in which the owners of our outstanding voting stock immediately prior to such merger or consolidation do not represent at least a majority of the voting power in the surviving entity after the merger or consolidation; or (v) our stockholders approve a plan of liquidation or dissolution.

In addition, in connection with the resignations of David D. Muth as Executive Vice President — Business Development, on February 20, 2008, and Gary Lessing, as Executive Vice President and Chief Financial Officer, on July 2, 2007, these former executives received certain severance benefits under their existing employment agreements or as otherwise agreed to with the Company. Specifically, in connection with Mr. Muth’s resignation, one-half of his then unvested options vested under the terms of Mr. Muth’s employment agreement with the Company, and the Company agreed to increase from $145,600 to $218,400 the amount of severance pay to which Mr. Muth was entitled under the terms of his employment agreement with the Company.

In connection with Mr. Lessing’ resignation, the Company entered into a letter agreement with Mr. Lessing providing the following compensation benefits: (i) reimbursement for continued health coverage for a period of one year; (ii) immediate vesting of one-half of all unvested options held by Mr. Lessing; (iii) continued eligibility for vesting of performance based options granted to Mr. Lessing on December 6, 2006, upon the achievement of the specified corporate and individual goals set forth therein; (iv) extension of the exercise period of Mr. Lessing’s options to the earlier of (A) 39 months following the termination of his employment, and (B) the unexpired term of such option; and (v) continued eligibility to receive such bonus for calendar year 2007 as Mr. Lessing otherwise would have received under Avalon’s annual cash incentive compensation program for 2007 had he remained employed with Avalon for the entire calendar year. In addition, pursuant to the letter agreement, the Company agreed to pay Mr. Lessing his current base salary for a period of six months following the termination of his employment in exchange for Mr. Lessing providing the Company with certain consulting services.

Confidentiality, Assignment of Inventions and Non-Competition.  Each named executive officer has signed a confidentiality, assignment of inventions and non-competition agreement providing for the protection of our confidential information and the ownership of intellectual property developed by such executive officer. In addition, these agreements prohibit our executive officers during the term of their employment and for a period of two years thereafter from soliciting our employees and consultants to terminate their employment or consultancy with us and further prohibit our executive officers from competing with our business during the term of their employment and for a period of six months thereafter (12 months in the case of Mr. Lessing).

Equity Compensation Plan Information

The following table sets forth information about securities available for issuance under our equity compensation plans as of December 31, 2007:

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column(a)

Equity compensation plans approved by security holders(1)	2,082,670	$4.12	738,803
Equity compensation plans not approved by security holders	0	N/A	0

Total	2,082,670	$4.12	738,803

(1)	Consists of shares of common stock to be issued upon exercise of outstanding options granted under our 1999 Plan and our Incentive Plan. Of these plans, the only plan under which options may be granted in the future is the Incentive Plan.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees who have completed three months of service and have attained age 21. Pursuant to our 401(k) plan, participants may elect to contribute up to 25% of their annual pretax earnings, up to federally allowed maximum limits, to the 401(k) plan. Commencing on January 1, 2007, we began matching 50% of the employee’s contribution, up to a maximum of 6% of the employee’s salary. Any matching contributions vest immediately.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Participation in Financing

In January 2007 we completed a private placement of our common stock to seventeen accredited investors, including Biotechnology Value Fund and its affiliates (“BVF”), a holder of more than 5% of our outstanding common stock at the time of the private placement. Pursuant to the January 2007 private placement, BVF purchased 300,000 shares of our common stock at a per share price of $3.34. Additionally, in May 2007 we completed a private placement of our common stock to twenty-one accredited investors, including BVF. Pursuant to the May 2007 private placement, BVF purchased 205,662 shares of our common stock at a per share price of $5.21 and received warrants to purchase 51,416 shares of our common stock at a per share price of $6.00. In connection with these private placements, we entered into a registration rights agreements with the investors, including BVF, pursuant to which we agreed to register the shares of common stock issued (including shares that are issued upon exercise of their warrants) for resale on registration statements filed under the Securities Act of 1933 and to provide indemnification and contribution remedies to the investors in connection with the resale of these shares pursuant to such registration statements.

Consulting Agreements

Under a consulting agreement with us, as amended on August 1, 2007, Mr. Lorimier is entitled to receive $55,000 per year for business development related services. Prior to August 1, 2007, Mr. Lorimier was entitled to receive a consulting fee of $120,000 per year for such services. Mr. Lorimier received a total of $92,917 in 2007 and $120,000 in 2006 for services rendered under his consulting agreement.

Under a consulting agreement with Dr. Kurman, he received $2,100 in consulting fees and options to purchase 1,000 shares of our common stock in 2006 for services rendered to us in support of our clinical trials. Additionally, Dr. Scott received in 2007 options to purchase 500 shares of our common stock and in 2006 received options to purchase 1,101 shares of our common stock in consideration for his service as a member of our Scientific Advisory Board.

Employment Agreements and Indemnification Agreements

Each of our executive officers is a party to an employment agreement with us. See “Executive Compensation — Employment Agreements.” In addition, we have entered into separate indemnification agreements with our directors and executive officers in addition to the indemnification provided for in our amended and restated certificate of incorporation and in our amended and restated bylaws.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors appoints the Audit Committee each year. The mission of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and includes evaluating: the integrity of the financial statements of the Company; the adequacy of the Company’s system of internal controls; the compliance by the Company with legal and regulatory requirements; the qualifications and independence of the Company’s independent auditors; and the performance of the Company’s independent and internal auditors. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements and expressing an opinion as to their conformity with Generally Accepted Accounting Principles.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accountants, the Company’s audited financial statements contained in the Company’s 2007 Annual Report on Form 10-K. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as well as the independence of Ernst & Young LLP from the Company and its management. Ernst & Young LLP provided the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also received from Ernst & Young LLP written confirmations with respect to the non-audit services provided to the Company by Ernst & Young LLP and considered whether the provision of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and Ernst & Young LLP. Accordingly, the Audit Committee’s review does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s activities do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principals generally accepted in the United States of America or that the Company’s independent auditors are in fact independent.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report to Stockholders and its Annual Report on Form 10-K filed with the SEC and determined, subject to ratification by the Company’s stockholders, to retain Ernst & Young LLP as independent registered public accountants to conduct an integrated audit of the Company’s 2008 consolidated financial statements and internal control over financial reporting as of and for the year ending December 31, 2008.

Mr. William Washecka (Chairman)
Dr. Ivor Royston
Dr. David S. Kabakoff

You should not consider this report to be “soliciting materials” or to be “filed” with the SEC. It also is not subject to the liabilities of Section 18 of the Exchange Act. In addition, this report shall not be deemed to be incorporated by reference into any prior or subsequent filing by Avalon under the federal securities law, except to the extent that we specifically incorporate it by reference into a document filed by Avalon under the federal securities laws.

APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee approved the appointment of Ernst & Young LLP as independent registered public accountants for the 2008 fiscal year, subject to stockholder ratification. The Audit Committee, in making its determination, reviewed the performance of Ernst & Young LLP in prior years as well as the firm’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in these respects.

Ernst & Young LLP has served as the Company’s independent registered public accountant since the Company’s inception. Representatives of Ernst & Young LLP will be present at the stockholders’ meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Principal Accountant Fees and Services

Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1999. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

The following table shows the fees that were billed to Avalon by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006.

Fee Category	2007	2006

Audit Fees	$240,424	$235,572
Audit-Related Fees	—	—
Tax Fees	13,536	12,305
All Other Fees	—	—

Total Fees	$253,960	$247,877

Audit Fees

This category includes fees for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Also included in audit fees are fees in connection with the review of SEC registration statements, issuance of comfort letters and assistance with accounting guidelines on completed transactions.

Audit-Related Fees

We did not pay any other audit-related fees to Ernst & Young LLP in connection with their services in 2007 and 2006.

Tax Fees

This category includes fees for tax compliance services.

All Other Fees

We did not pay any other fees to Ernst & Young LLP in connection with their services in 2007 and 2006.

Pre-Approval of Services

For audit and non-audit services it is the practice of the Audit Committee to approve all such services before the independent auditor is engaged to render such services.

The independent auditor must ensure that all audit and non-audit services provided to Avalon have been approved by the Audit Committee. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and for reporting on such fees at least annually to the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information relating to the beneficial ownership of our common stock as of April 18, 2008, by: (i) each person known by us to beneficially own more than 5% of our outstanding shares of common stock; (ii) each of our directors; (iii) our named executive officers; and (iv) all of our directors and executive officers as a group.

Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted in the footnotes, the address for each principal stockholder is in care of Avalon Pharmaceuticals, Inc. at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.

	Number of Shares
	Beneficially Owned	Percentage of Shares
Name	as of April 18, 2008	Beneficially Owned(1)(2)

Kenneth C. Carter, Ph.D.(3)	667,056	3.9%
Gary Lessing(4)	273,523	1.6%
Thomas G. David(5)	130,553	*
David K. Bol, Ph.D.(6)	104,000	*
David D. Muth(7)	80,000	*
J. Michael Hamilton, M.D.(8)	24,700	*
C. Eric Winzer(9)	27,499	*
Bradley G. Lorimier(10)	47,483	*
Philip Frost, Ph.D., M.D.(11)	1,250	*
David S. Kabakoff, Ph.D.(12)	12,319	*
Michael R. Kurman, M.D.(13)	21,486	*
Ivor Royston, M.D.(14)	630,338	3.7%
William A. Scott, Ph.D.(15)	26,003	*
William H. Washecka(16)	13,986	*
Entities affiliated with Federated Investors, Inc.(17)	1,387,500	8.1%
Entities affiliated with Biotechnology Value Fund, L.P.(18)	1,313,844	7.7%
Ironwood Investment Management, LLC(19)	1,106,468	6.5%
Merlin BioMed Group, LLC(20)	1,059,846	6.2%
Entities affiliated with Great Point Partners, LLC(21)	1,000,000	5.9%
Entities affiliated with AIG(22)	925,253	5.4%
Entities affiliated with Passport Capital, LLC.(23)	904,922	5.3%
All directors and officers as a group (14 persons)	1,486,640	8.7%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to shares of common stock including those shares that the person has the right to acquire within 60 days after April 18, 2008, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable within 60 days of April 18, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	17,033,441 shares of Avalon common stock were outstanding on April 18, 2008.

(3)	Includes 639,431 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008 and 3,750 shares of common stock held in trust for the benefit of Dr. Carter’s minor child for which Dr. Carter disclaims beneficial ownership.

(4)	Consists of 273,523 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(5)	Includes 129,553 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(6)	Consists of 104,000 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(7)	Consists of 80,000 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(8)	Consists of 22,000 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008, and (ii) 2,700 shares of common stock held by Dr. Hamilton’s spouse.

(9)	Consists of 27,499 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(10)	Includes 38,603 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(11)	Consists of 1,250 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(12)	Consists of 12,319 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(13)	Consists of 21,486 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(14)	Includes (i) 20,486 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008, (ii) 546,833 shares of common stock and 3,750 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008 held by Forward Ventures IV, L.P., and (iii) 46,358 shares of common stock held by Forward Ventures IV, B, L.P. Forward Ventures IV Associates, LLC is the general partner of Forward Ventures IV, L.P. and Forward Ventures IV, B, L.P. Voting and investment power over these shares is shared by the managing members of Forward Venture Associates, including Dr. Ivor Royston. Dr. Royston disclaims beneficial ownership of the securities held by entities affiliated with Forward Ventures IV Associates, LLC except to the extent of his pecuniary interest therein. Dr. Royston’s business address is c/o Forward Ventures, 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121.

(15)	Consists of 26,003 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(16)	Includes 13,986 shares of common stock underlying options currently exercisable or exercisable within 60 days of April 18, 2008.

(17)	Consists of 1,200,000 shares of common stock and 187,500 warrants for common stock held by entities affiliated with Federated Investors, Inc. Federated Equity Management Company of Pennsylvania and Federal Global Investment Management Corp. are wholly-owned subsidiaries of FII Holdings, Inc., and act as investment advisors to the registered investment companies and separate accounts that own these shares of our common stock. FII Holdings, Inc. is a wholly-owned subsidiary of Federated Investors, Inc. John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue are the trustees of the Voting Shares Irrevocable Trust, which holds all of the outstanding voting stock of Federated Investors, Inc. Each trustee has shared voting and investment power over the shares, and, therefore, may be deemed to be the beneficial owners of these shares. These trustees, the Voting Shares Irrevocable Trust and Federated Investors, Inc. disclaim beneficial ownership of these shares. The address for entities affiliated with Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(18)	Consists of (i) 704,672 shares of common stock and 28,250 warrants for common stock held by BVF Investments, LLC, (“BVF Investments”), (ii) 278,837 shares of common stock and 11,666 warrants for common stock held by Biotechnology Value Fund, LP, (“BVF”), (iii) 195,113 shares of common stock and 8,000 warrants for common stock held by Biotechnology Value Fund II, LP (“BVF II”), and (iv) 83,806 shares of common stock and 3,500 warrants for common stock held by Investment 10, LLC (“ILL10”). BVF Partners LP and BVF, Inc. share voting and investment power over shares of the common stock beneficially owned by BVF, BVFII, BVF Investments and ILL10, on whose behalf BVF Partners acts as an investment manager and , accordingly, BVF Partners and BVF, Inc. have beneficial ownership of all the shares of the common stock and warrants for common stock owned by such parties. The address for entities affiliated with Biotechnology Value Fund, LP is One Sansome Street, 39th Floor, San Francisco, CA 94104.

(19)	Consists of 1,106,468 shares of common stock held by Ironwood Investment Management, LLC. Ironwood Investment Management, LLC possesses sole power to vote and direct the disposition of all securities of Avalon. The address for Ironwood Investment Management, LLC is 21 Custom House Street, Suite 240, Boston, MA 02110.

(20)	Consists of 1,059,846 shares of common stock held by Merlin BioMed Private Equity Advisors, LLC. Merlin BioMed Private Equity Advisors, LLC and Dominique Semon share voting and investment power with respect to all shares of Avalon common stock held by Merlin BioMed Private Equity Advisors, LLC. The address for Merlin BioMed Private Equity Advisors, LLC is 230 Park Avenue, Suite 928, New York, New York 10169.

(21)	Consists of (i) 432,000 shares of common stock and 108,000 warrants for common stock held by Biomedical Value Fund, LP, (“BMVF”), and (ii) 368,000 shares of common stock and 92,000 warrants for common stock held by Biomedical Offshore Value Fund, Ltd. (“BMOVF”). Great Point Partners, LLC is the investment manager of BMVF and BMOVF, and, as such, possess sole power to vote and direct the disposition of all securities of Avalon held by BMVF and BMOVF. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and investment power with respect to the BMVF and BMOVF shares. The address of entities affiliated with Great Point Partners, LLC is 165 Mason Street, 3rd Floor, Greenwich, Connecticut 06830

(22)	Consists of 925,253 shares of common stock held by American International Group, Inc., AIG Global Asset Management Holdings Corp., and AIG Global Investment Corp., each of which report to have beneficial ownership consisting of the shared power to vote and direct the disposition of these shares of our common stock. American International Group, Inc. is the sole stockholder of AIG Global Asset Management Holdings Corp., which is the parent holding company of AIG Global Investment Corp. The address for American International Group, Inc. and AIG Global Asset Management Holdings Corp. is 70 Pine Street, New York, New York 10270. The address for AIG Global Investment Corp. is 175 Water Street, New York, New York 10038.

(23)	Consists of 904,922 shares of common stock, of which 877,619 shares of common stock are held directly by the Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A — Global Strategy (“Fund I”) and 27,303 shares of common stock are held directly by the Partners Group Alternative Strategies PCC Limited Gold Iota Cell (“Fund II”). John Burbank is the sole managing member of Passport Capital, LLC. Passport Capital, LLC is the sole managing member of Passport Holdings, LLC and Passport Management, LLC. Passport Management, LLC is the investment manager to Fund I and trading advisor to Fund II. As a result, each of Passport Capital, LLC, Passport Holdings, LLC, Passport Management, LLC and John Burbank share the power to vote or direct the vote of, and the power to dispose or direct the disposition of all these shares of our common stock owned of record by Fund I and Fund II. The address for entities affiliated with Passport Capital, LLC is 30 Hotaling Place, Suite 300, San Francisco, CA 94111.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and other persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC initial reports of ownership and reports of changes in ownership of shares and other equity securities of Avalon. Such executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with in fiscal 2007, except that a Form 4 was not timely filed by each of Drs. Kabakoff, Kurman, Royston, Scott and Walton and Messrs. Lorimier and Washecka, in respect of the grant of stock option awards to these directors on June 7, 2007, under our non-employee director compensation policy.

Other Proposals

The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the meeting, it is the intention of the proxy holders to vote as recommended by the Board of Directors.

Deadline for Submission of Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some proposals by stockholders may be eligible for inclusion in our proxy statement for our 2009 annual meeting. Submitted stockholder proposals must include proof of ownership of Avalon common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than January 3, 2009. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2009 annual meeting, but you do not intend to have your proposal included in our 2009 proxy statement, your proposal must be delivered no earlier than February 4, 2009 and no later than March 6, 2009. If the date of our 2009 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of the Annual Meeting, your submission must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the public announcement of the date of such meeting. The relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates are available on the “Corporate Governance” page of the “Investors” portion of our website at http://www.avalonrx.com.

To submit a proposal or nomination, stockholders should provide written notice to Avalon Pharmaceuticals, Inc., 20358 Seneca Meadows Parkway, Germantown, Maryland 20876, Attention: Corporate Secretary.

Annual Report on Form 10-K

We are providing to each stockholder as of the record date a copy of our Annual Report on Form 10-K concurrently with this Proxy Statement, as filed with the SEC, except the exhibits to the Form 10-K. We will provide copies of these exhibits upon request by eligible stockholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits should be mailed to our Corporate Secretary, Thomas G. David, at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/  Thomas G. David
Thomas G. David
Corporate Secretary

Avalon Pharmaceuticals, Inc.
Germantown, Maryland 20876
April 29, 2008

20358 Seneca Meadows Parkway	Germantown, Maryland 20876	301-556-9900	Fax: 301-556-9910	http://www.avalonrx.com

ANNUAL MEETING OF STOCKHOLDERS OF AVALON PHARMACEUTICALS, INC.
June 4, 2008
Please complete, date, sign and mail your proxy card
in the envelope provided as soon as possible.
(Please detach along perforated line and mail in the envelope provided)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:     ☑

1.	To elect six (6) directors to serve on the Company’s Board of Directors for a term of one year and until their successors are elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Kenneth C. Carter, Ph.D.
		¡	Philip Frost, M.D., Ph.D.
☐	WITHHOLD AUTHORITY	¡	David S. Kabakoff, Ph.D.
	FOR ALL NOMINEES	¡	Michael R. Kurman, M.D.
		¡	Bradley G. Lorimier
☐	FOR ALL EXCEPT	¡	William H. Washecka
(See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
The named proxies may vote in their discretion upon such other matters that may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
If this proxy is properly executed and returned, the shares represented thereby will be voted as directed by the undersigned stockholder. If not otherwise specified, the shares represented by this proxy will be voted “FOR” the election of directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 29, 2008.
To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of	Signature of
Stockholder:	Stockholder:

Date:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
AVALON PHARMACEUTICALS, INC.
20358 Seneca Meadows Parkway
Germantown, MD 20876
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Dr. Kenneth C. Carter (Chief Executive Officer and President) and Mr. Thomas G. David (Senior Vice President of Operations, General Counsel and Secretary) as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Avalon Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on April 18, 2008 at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 20358 Seneca Meadows Parkway, Germantown, MD 20876, on June 4, 2008 at 9:30 a.m. (Eastern Time), or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)